Delisting Determination,The Nasdaq Stock Market, LLC,
March 12, 2019, Organogenesis Holdings Inc. The Nasdaq
Stock Market, Inc. (the Exchange) has determined to remove from listing the warrant of Organogenesis Holdings Inc.
(the Company), effective at the opening of the trading session on March 22, 2019. Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5560(a) and 5225(b)(1)(A).
The Company was notified
of the Staffs determination on November 2, 2018.
The Company appealed the determination
to a Hearing Panel. Upon review of the information provided by the Company, the Panel issued a decision dated
January 4, 2019, granting the Company continued listing pursuant to an exception that included several milestones that the Company was required to meet, towards the goal of regaining compliance with Listing Rules 5560(a) and 5225(b)(1)(A). The Company did not appeal the Staff determination to the Hearings Panel, and the Staff determination to delist the warrant became final on January 8, 2019.